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                                                                    Exhibit 12.1

                      Health Management Associates, Inc.

     The following table sets forth our ratio of earnings to fixed charges for each of the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and for each of the nine months ended June 30, 1999 and 2000.

                                                                                     Fiscal Year Ended September 30,
                                                                  ------------------------------------------------------------------
                                       Nine Months Ended
                                         June  30, 2000               1999          1998          1997          1996          1995
                                     -------------------------    ----------     ---------     ---------     ---------     ---------
Consolidated ratio of earnings
to fixed charges...............                 7.9                  11.7          15.5          16.1          13.2          10.4

The ratio of earnings to fixed charges was computed by dividing the sum of earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs, amortization of debt premium/discount, and a portion of operating lease rental expense which management believes to be representative of the interest factor. The completion of the ratio has not been audited for any of the periods indicated.